Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners

of Star Gas Partners, L.P.

We consent to the use of our report dated December 9, 2010, with respect to the consolidated balance sheets of Star Gas Partners, L.P. (“the Partnership”) as of September 30, 2010 and 2009, and the related consolidated statements of operations, partners’ capital and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2010, the related financial statement schedules, and the effectiveness of internal control over financial reporting as of September, 30, 2010, incorporated herein by reference. Our report, dated December 9, 2010, on the effectiveness of internal control over financial reporting as of September 30, 2010 contains an explanatory paragraph that states that the Partnership acquired Champion Energy Corporation (“CEC”) during 2010 and management excluded from its assessment of the effectiveness of the Partnership’s internal control over financial reporting as of September 30, 2010, CEC’s internal control over financial reporting associated with total assets and revenues of $74 million and $25 million, respectively, included in the consolidated financial statements of the Partnership as of and for the year ended September 30, 2010. Our audit of internal control over financial reporting of Star Gas Partners, L.P. also excluded an evaluation of internal control over financial reporting of Champion Energy Corporation.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Stamford, Connecticut
June 30, 2011